Exhibit 99.1

News Release
Analysts and Media Contact:
Jennifer Hills (972) 855-3729

Atmos Energy Corporation Names
Sean Donohue to Board of Directors

DALLAS (November 1, 2018) - Atmos Energy Corporation (NYSE: ATO) announced today that Sean Donohue has been elected to its board of directors, effective November 1, 2018.
Donohue serves as the Chief Executive Officer of Dallas Fort Worth International Airport (“DFW”), the fourth largest airport in the world measured in operations. DFW has achieved the distinction as the largest carbon neutral airport in the world. Donohue has over 30 years of worldwide executive experience, starting his career with United Airlines and serving as Chief Operating Officer for Virgin Australia.
“Sean Donohue is an excellent addition to our board. His experience as a leader in a highly regulated industry and his management of a public enterprise with safety and security as two of its top priorities brings great value and thought diversity to our board,” said Kim R. Cocklin, executive chairman of the Atmos Energy board.
Donohue is a member of the Executive Committee for the World Travel and Tourism Council, a board member of the U.S. Travel Association and serves on numerous non-profit boards in North Texas. Donohue received his Bachelor of Science degree in marketing and economics from Boston College.
About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest, fully-regulated, natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit https://www.atmosenergy.com.

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